MEMORANDUM

                             FT 503
                       File No. 333-53614

     The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on January 24, 2001 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.


                         THE PROSPECTUS

Cover Page     The date of the Trusts has been added.

Pages 3-9      The following information for the Trusts appear:

               The   Aggregate  Value  of  Securities   initially
               deposited have been added.

               The initial number of units of the Trusts

               Sales charge

               The Public Offering Price per Unit as of the business day before the Initial Date of Deposit

               The Mandatory Termination Date has been added.

Page 10 The Report of Independent Auditors has been completed.

Page 11-16     The Statements of Net Assets have been completed.

Pages 17-36    The Schedules of Investments have been completed.

Back Cover     The date of the Prospectus has been included.


 THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

               The Trust Agreement has been conformed to reflect the execution thereof.

                                    CHAPMAN AND CUTLER

January 24, 2001